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                                    EXHIBIT 2

                                 PROMISSORY NOTE

$2,324,293.75                                                     MARCH 25, 1998


      FOR VALUE RECEIVED, the undersigned (the "Trustees"), in their capacity as Trustees of the Questech, Inc. Stock Employee Compensation Trust (the "Trust") hereby promise, on behalf of the Trust, to pay to the order of QuesTech, Inc. (the "Lender") the aggregate principal amount of $2,324,293.75, as hereinafter provided.

      Payments shall be due and payable in such amounts and on such dates as are set forth in the Amended and Restated Stock Employee Compensation Trust Agreement dated as of March 25, 1998, by and among the Lender and the Trustees.

      The Trust hereby waives presentment, demand, protest, and all other demands and notices in connection with the delivery, acceptance, performance default or enforcement of this Note.

      This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

      The Company shall have no recourse whatsoever to any assets of any Trustee. The Trustees are executing this Note solely as trustees.

TRUSTEES:                                 TRUSTEES:


/s/                                       /s/
-----------------------------             ------------------------------------
EDWARD G. BROENNIMAN                      GERALD F. MAYEFSKIE


/s/                                       /s/
-----------------------------             ------------------------------------
SEBASTIAN P. MUSCO                        VINCENT RUSSO


                                          /s/
                                          ------------------------------------
                                          VINCENT L. SALVATORI